NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS YEAR ENDED DECEMBER 31, 2023 RESULTS
——————————————————————————————————————————
AUSTIN, TX, March 28, 2024 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations in the Austin, Texas area and other select markets in Texas, today reported year ended December 31, 2023 results.
Highlights and Recent Developments:
•Net loss attributable to common stockholders totaled $(14.8) million, or $(1.85) per diluted share, in the year ended December 31, 2023, compared to net income attributable to common stockholders of $90.4 million, or $10.99 per diluted share, in the year ended December 31, 2022.
•Stratus’ total stockholders’ equity increased by $33.3 million over the past two fiscal years to $191.5 million at December 31, 2023, primarily a result of profitable property sales and reflects a special dividend of approximately $40.0 million in 2022 and share repurchases of $10.0 million in 2022 and 2023.
•In November 2023, Stratus’ Board of Directors (Board) approved a new share repurchase program, which authorizes repurchases of up to $5.0 million of Stratus’ common stock. In October 2023, Stratus completed the $10.0 million share repurchase program that Stratus’ Board approved in 2022. In total, under the completed share repurchase program Stratus acquired 389,378 shares of its common stock for a total cost of $10.0 million at an average price of $25.68 per share.
•Stratus had $31.4 million of cash and cash equivalents at December 31, 2023 and no amounts drawn on its revolving credit facility. Stratus’ cash position during 2023 was positively impacted by the receipt of $35.8 million in cash in first-quarter 2023 from the Holden Hills partnership and the disbursement in June 2023 of the full $6.9 million of post-closing escrow amounts related to the sale of Block 21.
•The first units at The Saint June, a 182-unit luxury garden-style multi-family project in Barton Creek, were ready for occupancy in July 2023, and construction was completed in fourth-quarter 2023. As of March 25, 2024, Stratus had signed leases for approximately 75 percent of the units. Stratus also continues construction on The Saint George, the last seven Amarra Villas homes and Holden Hills.
•Subsequent to fourth-quarter and year-end, in February 2024, Stratus completed the previously disclosed sale of approximately 47 acres at Magnolia Place for $14.5 million, generating pre-tax net cash proceeds to Stratus of approximately $5.3 million, after transaction expenses and payment of the remaining $8.8 million project loan.
•Stratus’ four stabilized retail properties anchored or shadow-anchored by H-E-B grocery stores, Magnolia Place, Kingwood Place, Jones Crossing and West Killeen Market, and its fifth stabilized retail property Lantana Place, continue to perform well, and Stratus is in the process of engaging brokers to explore the sale of these properties.

•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $(10.7) million in 2023, compared to $(3.1) million in 2022. For a reconciliation of net loss from continuing operations to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” below.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “I am pleased that our team has continued to execute on our successful strategy throughout 2023, completing the return of $10 million in capital to stockholders through our share repurchase program and building significant value across our communities. Among several milestones in 2023, we completed construction of The Saint June and currently have signed leases for approximately 75 percent of the units. This project reflects our efforts to prioritize pure residential and residential-focused mixed-use properties in Austin and other select Texas locations, where residential demand remains strong. We have worked diligently through a challenging market to position our assets so that we can capture value as markets rebound.”

“We see reasons for optimism regarding improving real estate market conditions in our markets as the year 2024 progresses and are in the process of engaging brokers to explore the sale of our five stabilized retail projects. In connection with any such sales, we anticipate returning capital to stockholders. Largely as a result of prior well-timed sales, we have sufficient liquidity to sell properties when market conditions are favorable to our Company. I am immensely proud of the Stratus team’s ability to navigate the difficult real estate market over the past couple of years and achieve key milestones that create, and will continue to create, value.”

Summary Financial Results

	Year Ended December 31,
	2023	2022

Revenues
Real estate operations	$2,551	$24,750
Leasing operations	14,719	12,754
Eliminations and other	—	(6)
Total consolidated revenue	$17,270	$37,498
Operating (loss) income
Real estate operations	$(7,218)	$164
Leasing operations [a]	5,410	9,621
Corporate, eliminations and other [b]	(15,138)	(17,548)
Total consolidated operating loss	$(16,946)	$(7,763)
Net loss from continuing operations	$(16,493)	$(7,077)
Net income from discontinued operations [c]	$—	$96,820
Net income	$(16,493)	$89,743
Net loss attributable to noncontrolling interests in subsidiaries [d]	$1,686	$683
Net (loss) income attributable to common stockholders	$(14,807)	$90,426

Net (loss) income per share, basic and diluted:
Continuing operations	$(1.85)	$(0.78)
Discontinued operations	—	11.77
	$(1.85)	$10.99

EBITDA	$(10,712)	$(3,087)

Capital expenditures and purchases and development of real estate properties	$90,413	$79,267

Weighted-average shares of common stock outstanding, basic and diluted	7,996	8,228

Dividends declared per share of common stock	$—	$4.67
a.The year 2022 includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.The year 2022 includes a $119.7 million pre-tax gain on the May 2022 sale of Block 21.
d.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

Continuing Operations
The decrease in revenue from the Real Estate Operations segment in 2023, compared to 2022, primarily reflects $18.6 million of undeveloped property sales in 2022 compared to no sales in 2023 as well as sales of two completed Amarra Villas homes in 2022 compared to one home in 2023.

The increase in revenue from the Leasing Operations segment in 2023, compared to 2022, primarily reflects revenue from the commencement of operations at Magnolia Place in late 2022 and The Saint June in mid-2023, as well as increased revenue at Kingwood Place, in connection with new leases.

Debt and Liquidity
At December 31, 2023, consolidated debt totaled $175.2 million and consolidated cash and cash equivalents totaled $31.4 million, compared with consolidated debt of $122.8 million and consolidated cash and cash equivalents of $37.7 million at December 31, 2022.

As of December 31, 2023, Stratus had $40.5 million available under its Comerica Bank revolving credit facility and no amount was borrowed. Letters of credit, totaling $13.3 million, had been issued under the revolving credit facility, $11.0 million of which secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills and Section N. As of March 25, 2024, the availability under the revolving credit facility was reduced to $39.6 million due to appraisals received in first-quarter 2024.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $90.4 million for 2023, primarily related to the development of Barton Creek properties (including The Saint June, Amarra Villas and Holden Hills) and The Saint George. This compares with $79.3 million for 2022, primarily related to the development of Barton Creek properties (including The Saint June and Amarra Villas), The Saint George and Magnolia Place.

Net Asset Value
Stratus’ total stockholders’ equity was $191.5 million at December 31, 2023, compared with $207.2 million at December 31, 2022. Stratus’ after-tax Net Asset Value (NAV) was $321.7 million, or $39.40 per share, as of December 31, 2023, compared with $355.3 million, or $42.94 per share, as of December 31, 2022. The decrease in the after-tax NAV was primarily driven by deteriorating fundamentals in the real estate market, such as higher capitalization and interest rates, resulting in lower values and increased carrying costs. See “Cautionary Statement,” and the supplemental schedule, “After-Tax Net Asset Value” beginning on page xi. Additional after-tax NAV information is available on Stratus’ website at stratusproperties.com/investors/.
----------------------------------------------

CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to inflation, interest rates, supply chain constraints, availability of bank credit, Stratus’ ability to meet its future debt service and other cash obligations, future cash flows and liquidity, the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district (MUD) reimbursements for infrastructure costs, regulatory matters, including the expected impact of Texas Senate Bill 2038 (the ETJ Law) and related ongoing litigation, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, other plans and objectives of management for future operations and development projects, and potential future cash returns to stockholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions or statements are intended to identify those assertions as forward-looking statements.
Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which was obtained in connection with the share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.
Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, increases in inflation and interest rates, supply chain constraints, availability of bank credit, defaults by contractors and subcontractors, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, including risks associated with such joint ventures, any major public health crisis, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental risks, litigation risks, including the timing and resolution of the ongoing litigation challenging the ETJ Law and Stratus’ ability to implement any revised development plans in light of the ETJ Law, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.
This press release also includes EBITDA and NAV, and financial measures calculated by reference to NAV, including after-tax NAV and after-tax NAV per share, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus” management believes these measures can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus’ recurring operating performance. Further, after-tax NAV illustrates current embedded value in Stratus’ real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus’ active development plan. EBITDA and after-tax NAV are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA and after-tax NAV differently. As required by SEC rules, a reconciliation of Stratus’ net loss from continuing operations to EBITDA and of Stratus’ total stockholders’ equity to after-tax NAV in its consolidated balance sheet are included in the supplemental schedules of this press release.
A copy of this release is available on Stratus’ website, stratusproperties.com.
v

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2023	2022
Revenues:
Real estate operations	$2,551	$24,744
Leasing operations	14,719	12,754
Total revenues	17,270	37,498
Cost of sales:
Real estate operations	9,615	23,761
Leasing operations	5,177	4,439
Depreciation and amortization	4,257	3,586
Total cost of sales	19,049	31,786
General and administrative expenses	15,167	17,567
Impairment of real estate	—	720
Gain on sale of assets [a]	—	(4,812)
Total	34,216	45,261
Operating loss	(16,946)	(7,763)
Interest expense, net	—	(15)
Other income, net	1,912	1,103
Net loss before income taxes and equity in unconsolidated affiliate’s income (loss)	(15,034)	(6,675)
Provision for income taxes	(1,524)	(389)
Equity in unconsolidated affiliate’s income (loss)	65	(13)
Net loss from continuing operations	(16,493)	(7,077)
Net income from discontinued operations [b]	—	96,820
Net (loss) income and total comprehensive (loss) income	(16,493)	89,743
Total comprehensive loss attributable to noncontrolling interests [c]	1,686	683
Net (loss) income and total comprehensive (loss) income attributable to common stockholders	$(14,807)	$90,426

Net (loss) income per share attributable to common stockholders, basic and diluted:
Continuing operations	$(1.85)	$(0.78)
Discontinued operations	—	11.77
	$(1.85)	$10.99

Weighted-average shares of common stock outstanding, basic and diluted	7,996	8,115

Dividends declared per share of common stock	$—	$4.67
a.The year 2022 includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
b.The year 2022 includes a $119.7 million pre-tax gain on the May 2022 sale of Block 21.
c.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$31,397	$37,666
Restricted cash	1,035	8,043
Real estate held for sale	7,382	1,773
Real estate under development	260,642	239,278
Land available for development	47,451	39,855
Real estate held for investment, net	144,112	92,377
Lease right-of-use assets	11,174	10,631
Deferred tax assets	173	38
Other assets	14,400	15,479
Total assets	$517,766	$445,140

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$15,629	$15,244
Accrued liabilities, including taxes	6,660	7,049
Debt	175,168	122,765
Lease liabilities	15,866	14,848
Deferred gain	2,721	3,519
Other liabilities	7,117	9,642
Total liabilities	223,161	173,067

Commitments and contingencies

Equity:
Stockholders’ equity:
Common stock	96	94
Capital in excess of par value of common stock	197,735	195,773
Retained earnings	26,645	41,452
Common stock held in treasury	(32,997)	(30,071)
Total stockholders’ equity	191,479	207,248
Noncontrolling interests in subsidiaries	103,126	64,825
Total equity	294,605	272,073
Total liabilities and equity	$517,766	$445,140

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2023	2022
Cash flow from operating activities:
Net (loss) income	$(16,493)	$89,743
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	4,257	3,586
Cost of real estate sold	1,997	15,596
Impairment of real estate	—	720
Gain on sale of discontinued operations	—	(119,695)
Gain on sale of assets	—	(4,812)
Stock-based compensation	1,941	1,723
Debt issuance cost amortization	851	1,101
Equity in unconsolidated affiliate’s (income) loss	(65)	13
Deferred income taxes	(135)	5,971
Purchases and development of real estate properties	(44,451)	(24,454)
Decrease in other assets	1,661	3,805
Decrease in accounts payable, accrued liabilities and other	(817)	(28,557)
Net cash used in operating activities	(51,254)	(55,260)

Cash flow from investing activities:
Capital expenditures	(45,962)	(54,813)
Proceeds from sale of discontinued operations	—	105,813
Payments on master lease obligations	(977)	(989)
Other, net	(15)	(8)
Net cash (used in) provided by investing activities	(46,954)	50,003

Cash flow from financing activities:
Borrowings from revolving credit facility	—	30,000
Payments on revolving credit facility	—	(30,000)
Borrowings from project loans	60,692	33,163
Payments on project and term loans	(9,247)	(18,831)
Payment of dividends	(678)	(38,693)
Finance lease principal payments	(15)	(4)
Stock-based awards net payments	(789)	(452)
Purchases of treasury stock	(2,137)	(7,866)
Noncontrolling interests’ distributions	(13)	—
Noncontrolling interests’ contributions	40,000	15,032
Financing costs	(2,882)	(1,522)
Net cash provided by (used in) financing activities	84,931	(19,173)
Net decrease in cash, cash equivalents and restricted cash	(13,277)	(24,430)
Cash, cash equivalents and restricted cash at beginning of year	45,709	70,139
Cash, cash equivalents and restricted cash at end of period	$32,432	$45,709

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

As a result of the sale of Block 21, Stratus has two operating segments: Real Estate Operations and Leasing Operations. Block 21, which encompassed Stratus’ Hotel and Entertainment segments, along with some leasing operations, was sold in May 2022 and is presented as discontinued operations.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Section N, Holden Hills, Amarra multi-family and commercial land, Amarra Villas, Amarra Drive lots and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; The Saint George; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (land for a future phase of retail development and for future multi-family use and retail pad sites at Magnolia Place, all of which were sold in February 2024 except for approximately 11 acres planned for future multi-family use), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), each located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint June, West Killeen Market, Kingwood Place, the retail portions of Lantana Place and Magnolia Place, the completed retail portion of Jones Crossing and retail pad sites subject to ground leases at Lantana Place, Kingwood Place and Jones Crossing.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Summarized financial information by segment for the year ended December 31, 2023, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$2,551	$14,719	$—	$17,270
Cost of sales, excluding depreciation and amortization	(9,615)	(5,177)	—	(14,792)
Depreciation and amortization	(154)	(4,132)	29	(4,257)
General and administrative expenses	—	—	(15,167)	(15,167)
Operating (loss) income	$(7,218)	$5,410	$(15,138)	$(16,946)
Capital expenditures and purchases and development of real estate properties	$44,451	$45,962	$—	$90,413
Total assets at December 31, 2023 [c]	324,659	162,322	30,785	517,766
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Corporate, eliminations and other includes cash and cash equivalents and restricted cash of $29.9 million. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets.

Summarized financial information by segment for the year ended December 31, 2022, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$24,744	$12,754	$—	$37,498
Intersegment	6	—	(6)	—
Cost of sales, excluding depreciation and amortization	(23,766)	(4,439)	5	(28,200)
Depreciation and amortization	(100)	(3,506)	20	(3,586)
General and administrative expenses	—	—	(17,567)	(17,567)
Impairment of real estate [c]	(720)	—	—	(720)
Gain on sale of assets [d]	—	4,812	—	4,812
Operating income (loss)	$164	$9,621	$(17,548)	$(7,763)
Capital expenditures and purchases and development of real estate properties	$24,454	$54,600	$213	$79,267
Total assets as of December 31, 2022 [e]	288,270	109,964	46,906	445,140
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Includes $650 thousand for one of the Amarra Villas homes that was sold for $2.5 million in March 2023 and $70 thousand for the multi-family tract of land at Kingwood Place sold for $5.5 million in October 2022.
d.Represents a pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that we entered into in connection with the sale of The Oaks at Lakeway in 2017.
e.Corporate, eliminations and other includes $43.4 million of cash and cash equivalents and restricted cash, primarily received from the May 2022 sale of Block 21. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets.
x

RECONCILIATION OF NON-GAAP MEASURES

EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net loss from continuing operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net loss from continuing operations to EBITDA follows (in thousands):

	Year Ended December 31,
	2023	2022
Net loss from continuing operations [a]	$(16,493)	$(7,077)
Depreciation and amortization	4,257	3,586
Interest expense, net	—	15
Provision for income taxes	1,524	389
EBITDA [b]	$(10,712)	$(3,087)
a.For 2022, includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
b.EBITDA does not reflect net income from discontinued operations, which was $96.8 million in 2022, related to Block 21. The impact of accounting for the Block 21 sale as discontinued operations reduced EBITDA by $125.9 million in 2022.

AFTER-TAX NET ASSET VALUE

After-tax NAV estimates the market value of Stratus’ assets (gross value) and subtracts the book value of Stratus’ total liabilities reported under GAAP (excluding deferred financing costs presented in debt), value attributable to third party owners, estimated H-E-B, LP (H-E-B) profits interests and awards under the Profit Participation Incentive Plan and Long-Term Incentive Plan, and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2023 and 2022, as applicable, plus all outstanding restricted stock units. The computation of Stratus’ after-tax NAV primarily uses third-party appraisals conducted by independent appraisal firms, which were primarily retained by Stratus’ lenders as required under its financing arrangements. The appraisal firms represent in their reports that they employ certified appraisers with local knowledge and expertise who are Members of the Appraisal Institute (MAI) certified by the Appraisal Institute and/or state certified as a Certified General Real Estate Appraiser.

Each appraisal states that it is prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilizes at least one of the following three approaches to value:
1.the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;
2.the income capitalization approach, which establishes value based on the capitalization of the subject property’s net operating income; and/or

3.the sales comparison approach, which establishes value indicated by recent sales of comparable properties in the market place.

One or more of the approaches may be selected by the appraiser depending on its applicability to the property being appraised. To the extent more than one approach is used, the appraiser performs a reconciliation of the indicated values to determine a final opinion of value for the subject property. Significant professional judgment is exercised by the appraiser in determining which inputs are used, which approaches to select, and the weight given to each selected approach in determining a final opinion as to the appraised value of the subject property.

Stratus is a diversified real estate company and its portfolio of real estate assets includes multi-family and single-family residential and commercial real estate properties. Stratus’ discontinued operations also include hotel and entertainment properties. Consequently, each appraisal is unique and certain factors reviewed and evaluated in each appraisal may be particular to the nature of the property being appraised. However, in performing their analyses, the appraisers generally (i) performed site visits to the properties, (ii) performed independent inspections and/or surveys of the market area and neighborhood, (iii) performed a highest and best use analysis, (iv) reviewed property-level information, including, but not limited to, ownership history, location, availability of utilities, topography, land improvements and zoning, and (v) reviewed information from a variety of sources about regional market data and trends applicable to the property being appraised. Depending on the valuation approach utilized, the appraisers may have used one or more of the following: the recent sales prices of comparable properties; market rents for comparable properties; operating and/or holding costs of comparable properties; and market capitalization and discount rates.

The appraisals of the specified properties are as of the dates so indicated, and the appraised value may be different if prepared as of a current date. As noted above, the appraisers utilize significant professional judgment in determining the appraisal methodology best suited to a particular property and the weight afforded to the various inputs considered, which could vary depending on the appraiser’s evaluation of the property being appraised. Moreover, the opinions expressed in the appraisals are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, inflation, interest rates, capitalization rates, the financial strength of certain tenants, and the behavior of investors, lenders and consumers. Additionally, in some situations, the opinions and forecasts utilized by the appraiser may be partly based on information obtained from third party sources, which information neither Stratus nor the appraiser verifies. Stratus reviews the appraisals to confirm that the information provided by Stratus to the appraiser is accurately reflected in the appraisal, but Stratus does not validate the methodologies, inputs and professional judgment utilized by the certified appraiser.

The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for its common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus’ common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus’ shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus’ common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus’ common stock. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus’ total stockholders’ equity, the most comparable GAAP measure, to after-tax NAV (in millions).

	December 31,
	2023	2022
Total stockholders’ equity	$191.5	$207.2
Less: Total assets	(517.8)	(445.1)
Add: Noncontrolling interest in subsidiaries	103.1	64.8
Total liabilities	(223.2)	(173.1)
Add: Gross value of assets	694.4	645.7
Lease liabilities	15.9	14.8
Less: Deferred financing costs presented in liabilities	(2.2)	(1.1)
21% corporate tax on built-in gain	(27.4)	(37.2)
Value attributable to third party ownership	(132.6)	(90.7)
Estimated H-E-B profits interests and Profit Participation Incentive Plan and Long-Term Incentive Plan awards	(3.1)	(3.2)
Rounding	(0.1)	0.1
After-tax NAV	$321.7	$355.3